newsrelease

Contact:
Lara Travars
R.H. Donnelley
919 297 1132

R.H. Donnelley Announces Board Changes

CARY, NC – May 12, 2005 — R.H. Donnelley Corporation (NYSE:RHD), a leading Yellow Pages publisher and directional media company, today announced the following changes to its Board.

Scott N. Flanders and Alan F. Schultz elected to Board of Directors

R.H. Donnelley’s Board of Directors elected Scott N. Flanders and Alan F. Schultz as members of the RHD Board, serving two-year terms that expire at the 2007 Annual Meeting of Stockholders. Flanders will be a member of the Audit and Finance Committee and Schultz will be a member of the Compensation and Benefits Committee.

Flanders has served as Chairman and Chief Executive Officer of Columbia House Company since September 1999. Columbia House is the top club-based direct marketer of music, videos and video games in the United States. Previously, in 1998, he co-founded Telestreet.com, an e-commerce company, which merged with Buy.com in 2000. Prior to that, Flanders served for 14 years as President of Macmillan Publishing, the world’s largest computer and reference publisher.

Flanders also sits on the Board at Freedom Communications, a leading diversified media company in the United States. He received his JD at Indiana University and BA at the University of Colorado. He is a Certified Public Accountant.

Schultz has served as Chairman, President and Chief Executive Officer of Valassis Communications, Inc., since December 1998. Valassis, a recognized leader in the promotional media industry, has been named by Fortune Magazine as one of the “100 Best Companies to Work for in America” for the last eight years. Schultz has held a variety of senior leadership positions since joining the company in 1984. Previously, Schultz worked with Deloitte and

Touche. Schultz currently serves on the Board of Directors for both the Ad Council and the American Advertising Federation. He is a Certified Public Accountant, having graduated with distinction from the University of Michigan where he received his BBA.

“We are delighted that Scott and Alan have joined our Board,” said David C. Swanson, Chairman and Chief Executive Officer of RHD. “With Scott’s experience and in-depth knowledge of business, accounting, e-commerce and publishing, and Alan’s expertise with sales, marketing, operations and finance, we believe their thought leadership will be a strong addition to the Board of this great Company.”

“I am honored to serve as a Director of this leading Yellow Pages and directional media company,” said Flanders. “RHD is a dynamic company led by a strong management team with an outstanding reputation for successful business execution. I’m pleased at the opportunity to help build and expand on their proven track record.”

“R.H. Donnelley has great leadership, forward-looking vision and a compelling strategic roadmap that should serve the company well in an exciting and evolving industry,” said Schultz. “I look forward to playing a role in our future successes.”

Kenneth G. Campbell Retires from R.H. Donnelley Board of Directors

Kenneth G. Campbell has retired as a Director of RHD’s Board effective May 10, 2005, having served the Company since November 1999.

“We want to express our deep appreciation to Ken for his service to our Board,” said David C. Swanson, Chairman & CEO of RHD. “Ken’s internet business insights, as well as his service to our Compensation and Benefits and Corporate Governance Committees, were very helpful in helping us form our forward-looking strategic plans over the past few years.

About R.H. Donnelley
R.H. Donnelley is a leading Yellow Pages and directional media company. RHD publishes directories with total distribution of approximately 28 million serving approximately 260,000 local and national advertisers in 19 states. RHD publishes directories under the Sprint Yellow Pages® brand in 18 states with total distribution of approximately 18 million serving approximately 160,000 local and national advertisers, with major markets including Las Vegas, Nevada, and Orlando and Ft. Myers, Florida. In addition, RHD publishes directories under the SBC® Yellow Pages brand in Illinois and Northwest Indiana with total distribution of approximately 10 million serving approximately 100,000 local and national advertisers. RHD also offers online city guides and search websites in its Sprint markets under the Best Red Yellow Pages® brand at www.bestredyp.com and in the Chicago area at www.chicagolandyp.com. RHD also sells local advertising in Illinois and Northwest Indiana onto SBC’s www.SMARTpages.com. For more information, please visit R.H. Donnelley at www.rhd.com.

Safe Harbor Provision
Certain statements contained in this press release regarding R.H. Donnelley’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words “believe,” “expect,” “anticipate,” “should,” “will,” “planned,” “estimated,” “potential,” “goal,” “outlook,” and similar expressions, as they relate to R.H. Donnelley or its management, have been used to identify such forward-looking statements. All forward-looking statements reflect only R.H. Donnelley’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to R.H. Donnelley. Accordingly, the statements are subject to significant risks, uncertainties and contingencies which could cause R.H. Donnelley’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements. Such risks, uncertainties and contingencies are described in detail in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as the Company’s other periodic filings with the Securities and Exchange Commission, and in summary and without limitation include the following: (1) our ability to meet our substantial debt service obligations; (2) restrictive covenants under the terms of our debt and convertible preferred stock agreements; (3) usage of print yellow pages directories and changes in technology; (4) competition in the yellow pages industry and other competitive media; (5) our ability to continue to successfully integrate the business acquired from SBC; (6) reliance on and extension of credit to small- and medium-sized businesses; (7) dependence on third party providers of printing, distribution and delivery services and the sale of advertising to national accounts; (8) general economic conditions and consumer sentiment in our markets; and (9) fluctuations in the price and availability of paper.

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